SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 30, 2007
MAXXAM INC.
(Exact name of Registrant as Specified in its Charter)
Delaware
(State or other jurisdiction of incorporation)
1-3924
(Commission File Number)
95-2078752
(I.R.S. Employer Identification Number)

1330 Post Oak Boulevard Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)
Registrant’s telephone number, including area code: (713) 975-7600
Not Applicable
(Former name, former address and
former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     Attached hereto as Exhibit 99.1 is a press release of MAXXAM Inc. (the “Company”), dated October 1, 2007 (the “Press Release”), regarding the filing by The Pacific Lumber Company (“Palco”) and its subsidiaries, including Scotia Pacific Company LLC (“Scopac”), of a plan of reorganization (the “Plan”) and disclosure statement (“Disclosure Statement”) in the U.S. Bankruptcy Court for the Southern District of Texas, Corpus Christi Division. Palco is an indirect wholly owned subsidiary of the Company. Palco and its subsidiaries filed for Chapter 11 reorganization on January 18, 2007. Palco, Scopac and Palco’s other subsidiaries are collectively referred to herein as the “Debtors.”
     Under the Plan, the Debtors would be merged into a single consolidated enterprise, which would be a wholly owned subsidiary of the Company. As indicated in the Press Release, the Plan contemplates a new business model for continued operation of Palco’s Scotia, California sawmill and continued forestry operations, but at harvest levels significantly lower than current or historical rates. The Plan also provides for the sale of Scopac’s most valuable timberlands, 6,600 acres of ancient redwood forest, and the creation of a master-planned real estate development under which significant acreage adjoining the ancient redwood groves would be developed and sold.
     The Disclosure Statement relates that the Debtors’ appraisals of their assets, determined in consultation with their experts, indicates the appraised value of their assets to be in excess of $1.4 billion, without giving effect to the potential value of the Debtors’ affirmative claims against the State of California for breach of the Headwaters Agreement. The Debtors’ claims against the State of California are discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (see Item 3. “Legal Proceedings—Forest Products Litigation”). The Disclosure Statement also indicates that the Debtors estimate the total amount of all claims against their bankruptcy estates will be approximately $1.0 billion, leaving several hundred million dollars of equity in the Debtors.
     As stated in the Press Release, the Plan provides for the payment in full of all of Debtors’ secured and unsecured creditors. The largest group of secured claims are those arising under Scopac’s Timber Collateralized Notes (the “Timber Notes”). Holders of Timber Notes would receive two types of seven-year interest-bearing notes (the “New Timber Notes”) with a total principal amount equal to the full amount of their claims (estimated to be approximately $788 million). The New Timber Notes are structured to correspond with the projected cash flow from timber operations, as supplemented by proceeds from asset sales, which are described in more detail below. The New Timber Notes would have a second lien on all of the assets of the reorganized Palco. The holders of Timber Notes would be able to participate in a facility (the “Timber Notes Redemption Facility”) that would make up to $75.0 million available for the redemption of Timber Notes (to holders who elect to participate). This buyout would be offered at a price that is higher than the amount the valuation expert for the Timber Notes Indenture Trustee testified to as being the value for Scopac’s assets.
     The other creditors of Debtors would generally be paid in cash at the time of Debtors’ emergence from bankruptcy.
     The Disclosure Statement details that the Debtors expect to obtain approximately $325-350 million in financing effective upon their emergence from bankruptcy (the “Exit Financing”). The Exit Financing would consist of a $150 million term loan, a $100-125 million revolving credit facility, and the $75.0 million Timber Notes Redemption Facility. The Exit Financing would have a first lien on all of the assets of the reorganized Palco.
     As noted above, the Plan anticipates that the Debtors would sell certain of their timberland assets for preservation-oriented purposes. The first set of timberlands to be sold would be six groves of ancient redwood trees totaling approximately 6,600 acres. The groves would be sold over a 24-month period to a buyer or buyers willing to commit to their permanent environmental protection. The Disclosure Statement relates that the Debtors expect the sale of these six groves to yield at least $400 million. The second set of timberlands that would be sold is approximately 22,000 acres of timberlands adjacent to the old growth redwood groves. These properties would be sold over the next five to eight years in the form of 160-acre parcels for a master-planned residential and recreational development. The Disclosure Statement indicates that the Debtors expect the development and sale of these low-density, high-end properties to yield at least $780 million in gross proceeds over the stated time period. The Disclosure Statement also reveals that the Debtors expect to raise another $75 million in gross proceeds from sales of certain non-core assets such as the town of Scotia and former Palco mill sites.

     The Press Release notes that the Company is a co-proponent of the Plan. As a Plan proponent, the Company would make the following important economic contributions to the Debtors upon confirmation of the Plan:
•	provide the Company’s real estate expertise to assist the Debtors in “unlocking” the value of the ancient redwood groves and the adjacent conservation and preservation oriented real estate development;

•	contribute $25 million toward the Timber Notes Redemption Facility;

•	forgive $40 million of intercompany debt, principally $37.0 million of intercompany loans previously made to Palco; and

•	contribute to the reorganized Palco important tax benefits with a projected present value of approximately $85 million.
The Disclosure Statement details master-planned communities that the Company has successfully developed in Puerto Rico (Palmas del Mar), Arizona (Lake Havasu City and Fountain Hills through such communities as FireRock, Eagles Nest and SunRidge Canyon), and California (Mirada). Among other things, this disclosure indicates that the Company still expects to realize $75 million in revenues from Eagles Nest in future periods and $15-20 million from Mirada in future periods.
     The Disclosure Statement also relates that upon confirmation of the Plan, the Company would provide the indicated tax benefits by amending its current tax allocation agreement with Palco, which agreement governs Palco’s liability for a share of the tax liabilities of the Company’s consolidated tax group. The amendment would provide the reorganized Palco with the opportunity to benefit, through December 31, 2011, from up to $291 million of capital loss carryovers that are not presently available to Palco under the current tax allocation agreement. The amendment is anticipated to reduce the amount of future tax allocation payments the reorganized Palco would otherwise be required to make to the Company as a result of taxable gains attributable to the expected timberland sales referred to above, thereby increasing the amount of cash that the reorganized Palco will have available in the future to repay its liabilities.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
99.1	Press release of the Company, dated October 1, 2007
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2007	MAXXAM INC. /s/ M. Emily Madison
M. Emily Madison
Vice President, Finance

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release of the Company, dated October 1, 2007